News Release I For Immediate Release
FactSet Reports Solid Revenue and EPS Growth in First Quarter 2020
NORWALK, Conn., December 19, 2019 - FactSet (the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced results for its first quarter ended November 30, 2019.

First Quarter Fiscal 2020 Highlights

•Revenues increased 4.3% or $15.0 million to $366.7 million compared with $351.6 million for the same period in fiscal 2019. The increase is primarily due to higher sales of analytics, content and technology solutions (CTS) and wealth management solutions. Organic revenues grew 4.2% to $367.9 million during the first quarter of fiscal 2020 from the prior year period.
•Annual Subscription Value (ASV) plus professional services was $1.48 billion at November 30, 2019 compared with prior year of $1.48 billion. The organic growth rate, which excludes the effects of acquisitions, dispositions, and foreign currency, was 4.1%. Growth in Wealth, CTS and Analytics was offset by higher cancellations impacting the Research workflow. Please see the “ASV + Professional Services” section of this press release for details.
•Operating margin increased to 30.9% compared with 28.6% for the same period last year. Adjusted operating margin improved to 33.9% compared with 31.5% in the prior year period primarily as a result of improved operating results.
•Diluted earnings per share (EPS) increased 12.0% to $2.43 compared with $2.17 for the same period in fiscal 2019. Adjusted diluted EPS rose 9.8% to $2.58 compared with $2.35 in the prior period driven primarily by stronger operating results.
•The Company’s effective tax rate for the first quarter increased to 13.6% compared with 12.1% a year ago primarily due to higher one-time tax benefits in the first quarter of 2019.

“FactSet started its fiscal 2020 with encouraging progress on our three-year investment plan,” said Phil Snow, FactSet CEO. “While we were impacted in Q1 by increased industry pressure, I am pleased with our outlook as we head into Q2. We expect that the steps we are taking to accelerate our content and technology development will help us drive future growth as we continue our consistent record of delivering value to clients, employees, and stakeholders.”

News Release I For Immediate Release
Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended November 30,
(In thousands, except per share data)	2019	2018	Change
GAAP revenues	$366,658	$351,640	4.3%
Organic revenues	$367,901	$352,990	4.2%
Operating income	$113,186	$100,539	12.6%
Adjusted operating income	$124,722	$111,266	12.1%
Operating margin	30.9%	28.6%	—
Adjusted operating margin	33.9%	31.5%	—
Net income	$93,957	$84,296	11.5%
Adjusted net income	$99,655	$91,309	9.1%
Diluted EPS	$2.43	$2.17	12.0%
Adjusted diluted EPS	$2.58	$2.35	9.8%
* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

“As expected, our continued focus on fiscal discipline and operational improvement resulted in strong earnings growth this quarter,” said Helen Shan, FactSet CFO. “Our three-year investment plan includes targeted actions to fuel top line growth across all our businesses. We remain sound and consistent stewards of capital, returning a high level of value to shareholders.”

Annual Subscription Value (ASV) + Professional Services and Segment Revenue
ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients and excludes professional services fees billed in the last 12 months, which are not subscription-based. Professional services are revenues derived from project-based consulting and implementation.
ASV plus professional services was $1.48 billion at November 30, 2019. Organic ASV plus professional services was also $1.48 billion at November 30, 2019, up $57.8 million from the prior year at a growth rate of 4.1%. Organic ASV, which excludes the effects of acquisitions, dispositions and foreign currency, plus professional services, decreased $2.9 million over the last three months.
Buy-side and sell-side ASV growth rates for the first quarter of fiscal 2020 were 4.0% and 4.0%, respectively. Buy-side clients accounted for 83.9% of organic ASV while the remainder is derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services and equity research. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this earnings release.
ASV from U.S. operations was $907.5 million, increasing 3.5% over prior year of $876.9 million. U.S. revenues for the quarter increased to $231.3 million compared with $222.2 million in the first quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the U.S. revenue growth rate was 4.1%. ASV from international operations was $546.2 million, increasing 4.8% over prior year of $521.3 million. International revenues were $135.3 million compared with $129.4 million from the first quarter of fiscal 2019. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency, the international revenue growth rate was 4.4%. Segment ASV does not include professional services which totaled $24.1 million at November 30, 2019.

News Release I For Immediate Release
Operational Highlights – First Quarter Fiscal 2020
◦Client count as of November 30, 2019 was 5,601, a net increase of 27 clients in the past three months, primarily driven by an increase in corporate clients and wealth management. The count includes clients with ASV of $10,000 and above.
◦User count decreased by 37 to 126,785 in the past three months primarily driven by a decrease in sell side users.
◦Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention was 89%.

◦Employee count was 9,865 as of November 30, 2019, up 2.8% over the last twelve months.
◦Net cash provided by operating activities increased to $95.8 million compared with $46.3 million for the first quarter of 2019. Quarterly free cash flow increased to $69.0 million compared with $36.8 million a year ago, an increase of 87.6% primarily due to higher net income, improved cash collections and timing of payables partially offset by higher capital expenditures.
◦Capital expenditures increased to $26.8 million, compared with $9.5 million a year ago primarily due to new office space build out and technology upgrades.
◦A regular quarterly dividend of $27.3 million, or $0.72 per share, was paid on December 19, 2019, to holders of record of FactSet’s common stock at the close of business on November 29, 2019.
◦FactSet announced workstation availability on OpenFin, the financial industry's operating system. The use of OpenFin provides clients with the opportunity to leverage FactSet seamlessly and efficiently alongside proprietary, internally developed desktop applications. In addition, users can integrate third-party applications available within the OpenFin ecosystem directly into their FactSet workflows.

◦FactSet also launched new digital portals tailored to retail banking and wealth management clients. Both products give clients the ability to provide personalized data and analytics powered by FactSet directly to their customers, reducing the need for costly in-house development.

◦State Street announced plans to distribute the State Street MediaStats Equity Indicators on the Open:FactSet Marketplace. MediaStats Linkages indicators gauge the strength and impact of inter-company relationships based on co-mentions in the media. Additionally, MediaStats Company Indicators provide rankings of the intensity, sentiment and disagreement of media coverage for selected companies.

◦FactSet won numerous honors, including Best Buy-Side Data Analytics Tool and Best Data Provider to the Buy-Side at the Waters Buy-Side Technology Awards; Best Research and Data Provider for Capital Markets at the Africa Global Funds Service Provider Awards; and Best Buy-Side Market Risk Management Product of the Year and Best Buy-Side Trading System of the Year from Risk.net’s Markets Technology Awards.
Share Repurchase Program

FactSet repurchased 343,000 shares for $84.4 million for an average price of $246.13 during the first quarter under the Company’s existing share repurchase program. As of November 30, 2019, $154.2 million is currently available for share repurchases.

News Release I For Immediate Release
Annual Business Outlook
FactSet provided its outlook for fiscal 2020 on September 26, 2019. This outlook remains unchanged as of today's date. The following forward-looking statements reflect FactSet’s expectations as of today’s date. Given the risk factors, uncertainties and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.
Fiscal 2020 Expectations
•Organic ASV plus professional services is expected to increase in the range of $65 million and $85 million over fiscal 2019.
•GAAP revenue is expected to be in the range of $1.49 billion and $1.50 billion.
•GAAP operating margin is expected to be in the range of 28.5% and 29.5%.
•Adjusted operating margin is expected to be in the range of 31.5% and 32.5%.
•FactSet’s annual effective tax rate is expected to be in the range of 17.0% and 17.5%.
•GAAP diluted EPS is expected to be in the range of $8.70 and $9.00. Adjusted diluted EPS is expected to be in the range of $9.85 and $10.15.
Both GAAP operating margin and GAAP diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2020. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
The Company will host a conference call today, December 19, 2019 at 11:00 a.m. Eastern Time to discuss the first quarter results. The call will be webcast live at FactSet Investor Relations. The following information is provided for those who would like to participate:

U.S. Participants:    833.231.8259
International Participants:   647.689.4104
Passcode:    4776222

An archived webcast with the accompanying slides will be available at investor.factset.com for one year after the conclusion of the live event. The earnings call transcript will also be available via FactSet CallStreet. An audio replay of this conference will also be available until December 26, 2019 via the following telephone numbers: 800.585.8367 in the U.S. and 416.621.4642 internationally using passcode 4776222.
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes, " "anticipates," "plans," "intends, " "estimates, " "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the ability to integrate newly acquired companies, clients and businesses; strains on resources as a result of growth, the volatility and stability of global securities markets, including declines in equity or fixed income returns impacting the buying power of investment

News Release I For Immediate Release
management clients; the ability to hire and retain qualified personnel; the maintenance of the Company's leading technological position and reputation; failure to maintain or improve FactSet’s competitive position in the marketplace; fraudulent, misappropriation or unauthorized data access, including cyber-security and privacy breaches; failures or disruptions of telecommunications, data centers, network systems, facilities, or the Internet; uncertainty, consolidation and business failures in the global investment banking industry; the continued shift from active to passive investing, the negotiation of contract terms with vendors, data suppliers and landlords; the retention of clients and the attraction of new ones; the absence of U.S. or foreign governmental regulation restricting international business; the unfavorable resolution of tax assessments and legal proceedings; and legislative and regulatory changes in the environments in which FactSet and its clients operate. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.
About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenue, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude both intangible asset amortization and non-recurring items. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. FactSet uses this financial measure, both in presenting its results to stockholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.
About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help more than 126,000 users see and seize opportunity sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For® and a Best Workplace in the United Kingdom and France. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow on Twitter: www.twitter.com/factset.

FactSet
Media & Investor Relations Contact:
Rima Hyder
857.265.7523
rima.hyder@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended November 30,
(In thousands, except per share data)	2019	2018
Revenues	$366,658	$351,640
Operating expenses
Cost of services	164,957	166,776
Selling, general and administrative	88,515	84,325
Total operating expenses	253,472	251,101

Operating income	113,186	100,539
Other expense
Interest expense, net of interest income	(4,445)	(4,596)
Income before income taxes	108,741	95,943

Provision for income taxes	14,784	11,647
Net income	$93,957	$84,296

Diluted earnings per common share	$2.43	$2.17
Diluted weighted average common shares	38,587	38,809

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

	November 30,	August 31,
(In thousands)	2019	2019
ASSETS
Cash and cash equivalents	$336,217	$359,799
Investments	26,051	25,813
Accounts receivable, net of reserves	145,434	146,309
Prepaid taxes	—	15,033
Prepaid expenses and other current assets	38,513	36,858
Total current assets	546,215	583,812

Property, equipment, and leasehold improvements, net	137,726	119,384
Goodwill	691,321	685,729
Intangible assets, net	131,679	133,691
Deferred taxes	10,514	7,571
Lease right-of-use assets, net	216,957	—
Other assets	27,820	29,943
TOTAL ASSETS	$1,762,232	$1,560,130

LIABILITIES
Accounts payable and accrued expenses	$87,172	$79,620
Current lease liabilities	29,406	—
Accrued compensation	18,632	64,202
Deferred fees	41,325	47,656
Taxes payable	3,825	—
Dividends payable	27,290	27,445
Total current liabilities	207,650	218,923

Long-term debt	574,219	574,174
Deferred taxes	13,471	16,391
Deferred fees	9,932	10,088
Taxes payable	25,115	26,292
Lease liabilities	237,040	—
Deferred rent and other non-current liabilities	2,927	42,006
TOTAL LIABILITIES	$1,070,354	$887,874

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$691,878	$672,256

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,762,232	$1,560,130

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Three Months Ended November 30,
(In thousands)	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$93,957	$84,296
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	14,390	14,241
Stock-based compensation expense	9,814	8,435
Deferred income taxes	(6,624)	(689)
Loss on sale of assets	—	181
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	875	(3,583)
Accounts payable and accrued expenses	13,165	(10,522)
Accrued compensation	(45,780)	(44,051)
Deferred fees	(6,483)	(7,250)
Taxes payable, net of prepaid taxes	16,616	7,489
Other, net	5,861	(2,227)
Net cash provided by operating activities	95,791	46,320

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investments	(2,620)	(4,356)
Proceeds from maturity or sales of investments	2,257	6,573
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(26,780)	(9,526)
Net cash used in investing activities	(27,143)	(7,309)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(27,259)	(24,252)
Repurchases of common stock	(84,423)	(64,718)
Proceeds from employee stock plans	16,727	13,965
Net cash used in financing activities	(94,955)	(75,005)

Effect of exchange rate changes on cash and cash equivalents	2,725	(2,251)
Net increase in cash and cash equivalents	(23,582)	(38,245)
Cash and cash equivalents at beginning of period	359,799	208,623
Cash and cash equivalents at end of period	$336,217	$170,378

News Release I For Immediate Release
Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities have been adjusted below. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues

(Unaudited)	Three Months Ended November 30,
(In thousands)	2019	2018	Change
GAAP revenues	$366,658	$351,640	4.3%
Deferred revenue fair value adjustment (a)	1,216	1,350
Currency impact (b)	27	—
Organic revenues	$367,901	$352,990	4.2%
(a)The adjustment relates to deferred revenue fair value adjustments from purchase accounting.
(b)The impact from foreign currency movements over the past 12 months.

News Release I For Immediate Release
Operating Income, Margin, Net Income and Diluted EPS

(Unaudited)	Three Months Ended November 30,
(In thousands, except per share data)	2019	2018	Change
GAAP Operating income	$113,186	$100,539	12.6%
Intangible asset amortization (a)	5,152	5,893
Deferred revenue fair value adjustment (b)	1,216	1,350
Other non-recurring items (c)	5,168	3,484
Adjusted operating income	$124,722	$111,266	12.1%
Adjusted operating margin (d)	33.9%	31.5%

GAAP Net income	$93,957	$84,296	11.5%
Intangible asset amortization (a)(e)	4,181	4,792
Deferred revenue fair value adjustment (b)(e)	987	1,098
Other non-recurring items (c)(e)	4,011	2,832
Income tax benefits (f)	(3,481)	(1,709)
Adjusted net income	$99,655	$91,309	9.1%

GAAP Diluted earnings per common share	$2.43	$2.17	12.0%
Intangible asset amortization (a)(e)	0.11	0.12
Deferred revenue fair value adjustment (b)(e)	0.03	0.03
Other non-recurring items (c)(e)	0.10	0.07
Income tax benefits (f)	(0.09)	(0.04)
Adjusted diluted earnings per common share	$2.58	$2.35	9.8%
Weighted average common shares (Diluted)	38,587	38,809
(a)GAAP operating income in the first quarter of fiscal 2020 was adjusted to exclude $5.2 million of pre-tax intangible asset amortization, which reduced net income by $4.2 million and diluted earnings per share by $0.11. GAAP operating income in the first quarter of fiscal 2019 was adjusted to exclude $5.9 million of pre-tax intangible asset amortization, which reduced net income by $4.8 million and diluted earnings per share by $0.12. The income tax effect related to intangible asset amortization was $1.0 million in the first quarter of fiscal 2020 compared with $1.1 million for the same period in fiscal 2019.
(b)The adjustment relates to deferred revenue fair value adjustments from purchase accounting. The income tax effect related to deferred revenue fair value adjustments was $0.2 million in the first quarter of fiscal 2020 and $0.3 million for the prior year period.
(c)GAAP operating income in the first quarter of fiscal 2020 was adjusted to exclude $5.2 million of pre-tax net expenses primarily related to severance, stock-based compensation acceleration, professional fees to related to infrastructure upgrade activities, and facilities costs, which reduced net income by $4.0 million and diluted earnings per share by $0.10. GAAP operating income in the first quarter of fiscal 2019 was adjusted to exclude $3.5 million of pre-tax expenses primarily related to severance, stock-based compensation expense acceleration and professional fees, which reduced net income by $2.8 million and diluted earnings per share by $0.07. The income tax effect related to the other non-recurring items was $1.2 million in the first quarter of fiscal 2020 compared with $0.7 million for the same period in fiscal 2019.
(d)Adjusted operating margin is calculated as adjusted operating income divided by GAAP revenues plus the deferred revenue fair value adjustment.
(e)For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and other non-recurring items were taxed at the annual effective tax rates of 19.0% for fiscal 2020 and 18.7% for fiscal 2019.
(f)GAAP net income in the first quarter of fiscal 2020 was adjusted to exclude $3.5 million or $0.09 per share of income tax benefits primarily related to reserve adjustments and a change in tax rate of a foreign jurisdiction. GAAP net income in the first quarter of fiscal 2019 was adjusted to exclude $1.7 million or $0.04 per share of income tax benefits primarily related to the TCJA.

News Release I For Immediate Release
Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2020 Guidance
(In thousands, except per share data)	Low end of range	High end of range
GAAP Operating margin	28.5%	29.5%
Intangible asset amortization (a)	1.6%	1.6%
Deferred revenue fair value adjustment (b)	0.3%	0.3%
Other non-recurring items (c)	1.1%	1.1%
Adjusted operating margin	31.5%	32.5%

GAAP Net income	$337,000	$349,000
Intangible asset amortization (a)	19,485	19,485
Deferred revenue fair value adjustment (b)	3,900	3,900
Other non-recurring items (c)	21,150	21,150
Adjusted net income	$381,535	$393,535

GAAP Diluted earnings per common share	$8.70	$9.00
Intangible asset amortization (a)	0.50	0.50
Deferred revenue fair value adjustment (b)	0.10	0.10
Other non-recurring items (c)	0.55	0.55
Adjusted diluted earnings per common share	$9.85	$10.15

(a)GAAP operating income for the full fiscal 2020 year is adjusted to exclude $23.5 million of pre-tax intangible asset amortization, which reduced the GAAP operating margin by 1.6%, GAAP net income by $19.5 million and GAAP diluted earnings per share by $0.50. The income tax effect related to intangible asset amortization is $4.0 million for the period presented above.
(b)The adjustment relates to deferred revenue fair value adjustments from purchase accounting. The income tax effect related to deferred revenue fair value adjustments was $0.8 million for the period presented above.
(c)GAAP operating income for the full fiscal 2020 year is adjusted to exclude $25.5 million of pre-tax expenses related to several one-time items, which reduced net income by $21.2 million and diluted earnings per share by $0.55. The income tax effect related to other non-recurring items is $4.3 million for the period presented above.

Free Cash Flow

(Unaudited)	Three Months Ended November 30,
(In thousands)	2019	2018	Change
Net cash provided by operating activities	$ 95,791	$ 46,320
Capital expenditures	(26,780)	(9,526)
Free cash flow	$ 69,011	$ 36,794	87.6%

News Release I For Immediate Release
Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding currency, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency. The numbers below do not include professional services.

	Q1’20	Q4’19	Q3’19	Q2’19	Q1’19	Q4’18	Q3’18	Q2’18
% of ASV from buy-side clients	83.9%	83.7%	84.2%	83.9%	83.9%	83.9%	84.4%	84.4%
% of ASV from sell-side clients	16.1%	16.3%	15.8%	16.1%	16.1%	16.1%	15.6%	15.6%

ASV Growth rate from buy-side clients	4.0%	4.8%	5.2%	5.3%	5.9%	5.4%	5.3%	6.0%
ASV Growth rate from sell-side clients	4.0%	6.3%	6.8%	9.2%	8.6%	7.3%	5.0%	4.6%
Total Organic ASV Growth Rate	4.0%	5.0%	5.4%	5.9%	6.3%	5.7%	5.3%	5.8%

The following table presents the calculation of the above-mentioned ASV growth rates from all clients.
(Details may not sum to total due to rounding)

(In millions)	Q1’20	Q1’19
As reported ASV (a)	$ 1,453.8	$ 1,398.2
Currency impact (b)	0.3	0.1
Organic ASV total	$ 1,454.1	$ 1,398.3
Total Organic ASV Growth Rate	4.0%

(a)ASV excludes $24.1 million and $22.2 million, respectively, in professional services fees as of November 30, 2019 and 2018, respectively.
(b)The impact from foreign currency movements was excluded above to calculate total organic ASV.